EXHIBIT 10.13

[Confidential treatment shall be requested as to portions marked "[Redacted]" pursuant to a request for confidential treatment to be filed with the Securities and Exchange Commission. Omitted portions shall be filed separately with the Securities and Exchange Commission.]

RESEARCH AGREEMENT

          This AGREEMENT ("Agreement"), effective as of November __, 2005, ("Effective Date") is between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation ("Columbia"), and MultiCell Technologies, Inc., a Delaware Corporation ("Company").

WITNESSETH:

          WHEREAS, Columbia has established a laboratory directed by Dr. James C. Tsai, to conduct certain scientific research in the public interest; and

          WHEREAS, the Company wishes to provide financial support for such research, described in Section 1, and in order to obtain certain rights with respect to the results of the research;

          NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.        Conduct of Research. Columbia will conduct research in a laboratory at its Medical Center campus, under the direction of Dr. James C. Tsai in accordance with the proposal set forth in Exhibit A hereto ("Research"). In the event of any inconsistency between this Agreement and Exhibit A thereto, the terms of this Agreement shall control. In the event of any inconsistency between this Agreement and Exhibit B thereto, the terms of Exhibit B shall control.

2.        Support for the Laboratory. During a two (2) year period beginning on the date of this Agreement, the Company will pay at least [Redacted] to Columbia for the support of the Research, payable to Columbia according to the following payment schedule:

Payment	Due Date	Amount
1	Within 15 days of Effective Date	[Redacted]
2	Within 15 days of concluding Aim 1	[Redacted]
3	Within 15 days of concluding Aim 2	[Redacted]
4	Within 15 days of initiating Aim 3	[Redacted] *

*The amount of Payment 4 shall be adjusted to reflect the cost difference between using [Redacted] in carrying out Aims 1 and 2 versus using other animal models, such as rabbits and transgenic mice, in carrying out Aim 3. The adjustment shall be calculated taking into account such factors as 1) the cost of the particular animal used for carrying out Aim 3; 2) the cost of any specialized equipment needed to carry out Aim 3 using the animal; and 3) the cost of any additional material needed to carry out Aim 3 using the animal.

Checks shall be drawn to the account of The Trustees of Columbia University in the City of New York, and mailed to the following address:

THE TRUSTEES OF COLUMBIA UNIVERSITY
IN THE CITY OF NEW YORK
Columbia Innovation Enterprises - Finance
P.O. BOX 1394
NEW YORK, NY 10008-1394

Columbia shall discuss, if the Company so requests, budgetary matters with the Company, but reserves the right to be the final control on budgetary categories and expenditures. Columbia may reallocate the amounts set forth in each category in Exhibit A as reasonably necessary, provided the total remains the same, and further provided that such reallocation does not materially affect the performance of Research as set forth in Exhibit A hereto. Notwithstanding the foregoing, Columbia must obtain written approval from the Company before making any change in the budgetary allocation set forth in Exhibit A for salary paid to a Research Technician or Research Officer.

3.        Reports of Research; Confidentiality.

          a.        Columbia's office of Science and Technology Ventures ("STV") will make an Invention Disclosure Report to the Company with respect to any new and useful process, machine, manufacture or composition of matter (including any chemical compound or substances, nucleic acid molecule, biological cell, or component thereof, whether derived from biological material or synthesized), as well as any and all improvements thereto, conceived of or first reduced to practice during the term of this Agreement in the performance of Research hereunder ("Invention") reported to it by Dr. James C. Tsai or an individual working under his or her direction or in collaboration with Dr. James C. Tsai.

          b.        Columbia will furnish the Company semi-annually with a written report summarizing Research activity not previously reported pursuant to Section 3(a) hereof, which shall include a Research Information Report with respect to information and materials (including any chemical compound or substances, nucleic acid molecule, biological cell, or component thereof, whether derived from biological material or synthesized) developed in the course of Research hereunder, but which does not constitute an Invention ("Research Information"). Columbia will furnish the Company with a final report of the Research within thirty (30) days following the end of the 2nd-year term of the Agreement.

          c.        The Company will treat as confidential all Invention Disclosure Reports and Research Information Reports, as well as any other reports, information and materials furnished hereunder which Columbia has designated in writing as "Confidential". Except to the extent permitted under a license agreement entered into pursuant to Section 4 hereof, for the term of this Agreement and five (5) years thereafter, the Company will not disclose or make available any information disclosed in such Invention Disclosure Reports and Research Information Reports and other confidential reports, information, and materials to any third party without Columbia's written permission and will use Inventions and Research Information only for the purpose of evaluating its interest in future research or possible commercial development of the results of Research; provided, however, that the Company may disclose such information to third party advisors or consultants under obligations of confidentiality and non-use no less strict than those contained herein.

          d.        Columbia may, but is not obligated to, receive confidential information from the Company. Columbia will not disclose or make available confidential information received from the Company to third parties without the Company's prior written permission for the term of this Agreement and five years thereafter. Columbia's obligations under this paragraph apply only to information which the Company has designated in writing as "Confidential".

          e.        The obligations of confidentiality under this Section 3 do not apply to any information which: (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient party, its employees agents, successors, or assigns, (iii) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (iv) was already known by the recipient party at the time of disclosure and recipient can so demonstrate by competent written proof or (v) is required to be disclosed to a governmental agency pursuant to such agency's rule and regulations in order to secure regulatory approval or otherwise required to be disclosed pursuant to applicable law, regulation, or court order, provided that the recipient party shall promptly notify the disclosing party of such disclosure requirement so that the disclosing party may seek a protective order, should it so choose.

4.        Company Option and Licenses; Indemnification; Good Laboratory Practices.

          a.        Subject to any limitations imposed by law or by the terms of a government grant, contract, or cooperative agreement, Columbia grants the Company an option to an exclusive license agreement to any Invention or Research Information substantially in the form of the Exclusive License of Exhibit B. This option may be exercised only if the option to an exclusive license to Background Intellectual Property pursuant to Section 4(f) is simultaneously being exercised. Columbia is free to enter into a licensing agreement for any Invention or Research Information with any other person if the Company does not give notice of commencement to negotiate a license with respect to any Invention or Research Information within 180 days after receipt of an Invention Disclosure Report or Research Information Report in accordance with Section 3. The option to a license to Research Information (and any resulting license to Research Information) shall be exclusive only for as long as the Research Information is not published and non-exclusive thereafter. Nothing shall prevent publication of Research Information pursuant to Section 8 hereof. To the best of the actual knowledge of Columbia's Science & Technology Ventures group, [Redacted].

          b.        Subject to the Company's license rights described in subsection (a) of this Section 4, Columbia will have sole right, title, and interest to any Invention and Research Information. Notwithstanding the foregoing, in the event Columbia and the Company are unable to negotiate a mutually acceptable exclusive license agreement within the time period set forth in Section 4(a) hereof, and if within 180 days after expiration of the time period set forth in Section 4(a) Columbia shall have negotiated a final agreement with any third party with respect to any Invention or Research Information on terms more favorable than those last offered to the Company the Company shall have the right to accept such license for itself. If Columbia shall have negotiated such a third party agreement within the time period set forth above, it shall notify Company and Company shall have a period of thirty (30) days from the effective date of the notice to accept said license. If Company does not accept said third-party license within said time period, Columbia shall be free to execute said license with said third party.

          c.        Subject to the Company's license rights described in subsection (a) or (b) of this Section 4, the Company will have no right to use Inventions and Research Information for any purpose whatsoever, provided, however, Company shall have the right to publish, present, discuss or otherwise disclose the Research Information to third parties, including , but not limited to, analysts, investors, potential investors, partners, collaborators etc, in a manner consistent with its status as Confidential Information pursuant to paragraph 3 herein. To the extent such Research Information encompasses an Invention hereunder, Company shall not publish, present, discuss or otherwise disclose said Research Information until a patent application is filed, if any, pursuant to paragraph 5 herein.

          d.        The Company will indemnify, defend and hold Columbia harmless from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys' fees) based on or arising out of its use of Inventions and Research Information, except to the extent that a court of competent jurisdiction determines that such actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys' fees) are due, in whole or part, to the gross negligence, recklessness or willful misconduct of Columbia. The Company will reimburse Columbia for the cost of enforcing this provision unless a court of competent jurisdiction has determined that such actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys' fees) were due, in whole or part, to the gross negligence, recklessness or willful misconduct of Columbia.

          e.        The Company acknowledges and agrees that Columbia does not comply and the Research will not be conducted in accordance with the requirements of 21 CFR Part 58, Good Laboratory Practice for Nonclinical Laboratory Studies (the "GLP Regulations"). In any submission by the Company to the U.S. Food and Drug Administration citing the Research, the Company will state that the Research was not intended to be performed in compliance with the GLP Regulations. The Company will indemnify Columbia for all costs and expenses, including reasonable attorneys' fees, incurred in connection with any audit or inspection by the U. S. Food and Drug Administration concerning Columbia's compliance or non-compliance with the GLP regulations in the conduct of the Research resulting from any submission by the Company to the U. S. Food and Drug Administration citing the Research.

          f.        Subject to any limitations imposed by law or by the terms of a government grant, contract, or cooperative agreement, the Company has an option to take a license to the Background Intellectual Property [Redacted], and foreign counterparts thereof under the terms of the Exclusive License Agreement attached hereto as Exhibit B. The Company's option to the Background Intellectual Property will expire at the later of 180 days after the submission of the final research report pursuant to Section 3(b) or the period set forth in Section 4(b) above. The option to the Background Intellectual Property may be exercised only simultaneously with the exercise of an exclusive license to an Invention or Research Information pursuant to Section 4(a) above. If the Company has not executed the Exclusive License Agreement of Exhibit B for the Background Intellectual Property prior to the expiration of the periods set forth in Sections 4(a) and 4(b) above, the Company's rights in and to the Background Intellectual Property will cease and Columbia may license or otherwise dispose of the Background Intellectual Property as it sees fit without accounting to the Company.

          g.        In consideration for the option granted in Section 4(e) above, the Company will pay Columbia the sum of [Redacted], representing approximately 50% of the patent costs incurred by Columbia to date for the Background Intellectual Property, said payment to be made within thirty (30) days of the Effective Date of this Agreement.

5.        Patent Prosecution.

          a.        Within ninety (90) days of receiving an Invention Disclosure Report under Section 3(a), the Company will advise Columbia in writing whether it wishes a patent application to be made with respect to such Invention. However, in no event shall such patent application constitute, nor be deemed to constitute, any grant of right to Company to exploit or otherwise use such Invention in the absence of the execution of a license to such Invention pursuant to Section 4(a) of this Agreement.

          b.        If the Company determines that it desires a patent application to be made, Columbia, by qualified counsel selected after reasonable consultation with the Company and to whom the Company has no reasonable objection, in consultation with independent patent counsel appointed by the Company, will prepare, file and prosecute such application in Columbia's name and in countries designated by the Company. Columbia shall promptly provide copies to the Company of any proposed patent application filing and any communications from any patent office relating to any patent application made with respect to such Invention, and. Columbia shall in good faith take into consideration the advice and suggestions of the Company and its patent counsel with regard to each such proposed patent application or communication. The Company will reimburse Columbia for reasonable expenses it has incurred and will pay reasonable expenses incurred in the future in so filing and prosecuting such applications, including attorneys' fees, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges provided, however, that the option granted to Company or any license obtained thereunder is still in force.

          c.        Both parties agree to cooperate with the other party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and reinforcement of all such patent applications and patents.

          d.        If the Company does not wish to have a patent application filed or prosecution continued with respect to an Invention in a particular country or countries, Columbia may file such application or continue prosecution at its own expense, and Columbia will be free to enter into a licensing agreement for or otherwise dispose of its patent rights in such Invention for the countries for which Columbia has filed such applications or continued such prosecution at its own expense with any other person or persons on any terms.

6.        Financial Records and Reports. Columbia will maintain records of its expenditures of funds received under this Agreement in accordance with its customary accounting policies and procedures and, within 120 days following the term of this Agreement, will provide to the Company summary of the expenditures for the term of this Agreement. During the term and for two years after the term of this Agreement, the Company, on reasonable notice and during normal business hours, may examine Columbia's accounting records with respect to expenditures under this Agreement.

7.        Columbia Governance of the Research; Title to Property; Company an Independent Contractor. Columbia will be solely responsible for the governance of the Research conducted under this Agreement. Professional and other staff working on the Research will be employees of Columbia appointed in accordance with and subject to Columbia's policies and procedures with respect to faculty and other personnel. Title to all equipment acquired by Columbia to perform the Research and all equipment, materials, and other tangible results of the Research will vest in Columbia upon acquisition, subject to all applicable terms of this Agreement. The Company is not an agent, joint venturer or partner of Columbia.

8.        Project Disclosure; Freedom of Publication. All individuals conducting Research under this Agreement ("Researchers") will be required to comply with the project disclosure and publication conditions described in this Agreement. Columbia's STV office will promptly deliver to the Company copies of the scientific articles, papers and abstracts it receives from Researchers. The Company shall have 60 days from the date drafts of proposed articles and papers which disclose Inventions are sent to the Company before the Researcher(s) submit such proposed articles or papers for publication. The Company shall have 15 days from the date drafts of proposed abstracts of scientific presentations are sent to the Company before the Researcher(s) submit such proposed abstracts for publication. The Company will review the proposed publications, and, if it can reasonably do so without compromising its present or potential patent rights or commercial interests, waive all or a portion of the review periods set forth herein. The Company will review portions of proposed publications, as they are made available, and will conduct its review of such portions in a manner comparable to its review of complete proposed publications. Upon request of Company, Columbia will delete any Company Confidential Information from said proposed publications. The Company may request the filing of a patent application at Company's expense relating to said proposed publication as set forth in Section 5 hereof. At the end of the review periods set forth herein, the authors will have the right, in their sole discretion, to submit for publication such scientific articles, papers and abstracts.

The Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Except for Columbia's obligations of disclosure set forth in this Section 8, nothing in this Agreement shall restrict the right of Columbia and its faculty and other employees to publish, disseminate or otherwise disclose the Research.

9.        Prohibition Against Use of Name. The Company will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia's prior written consent, provided, however, that Company may note in various corporate communications and filings with the SEC that it is sponsoring research within the laboratory of Dr. Tsai at Columbia.

10.       Term of Agreement.

          a.        Subject to federal, state, local or internal compliance requirements, this Agreement shall be effective as of the date first set forth above and shall continue in full force and effect, unless earlier terminated as herein provided, for 2 years (the Research Period) after the Effective Date. Columbia does not warrant any particular result from the Research or that the Research will be completed by the end of the Research Period. Columbia shall only return unexpended and uncommitted funds in the event that the Research Agreement is terminated prior to the end of the Research Period. Although Columbia does not have an obligation to continue the research after the initially specified Research Period, Columbia reserves the right to continue the Research Period to allow for continuing work on the Research unless and until such time as the company objects by notice to Columbia according to Section 11.

          b.        If either party commits a material breach of this Agreement, the non-breaching party shall have the right to terminate this Agreement upon 90 days prior advance written notice to the breaching party unless the breaching party shall have cured the breach complained of within the ninety day notice period, in which case the Agreement shall continue in full force and effect.

          c.        This Agreement shall automatically terminate if either party commits any act of bankruptcy, becomes insolvent, files a petition under any bankruptcy or insolvency act or has any such petition filed against it.

          d.        All rights and obligations accruing to the parties shall survive termination of this Agreement. Except for termination because of the Company's default, the Company's rights under Section 4 shall survive the termination of this Agreement.

          e.        On termination of this Agreement because of the Company's default and failure to cure such default within the time period set forth in Section 10(b) hereof, the Company will have no further rights hereunder other than any rights intended to survive the termination of this Agreement.

          f.        Under no circumstances whatsoever, shall the liability of Columbia together with the liability of the Researchers to the Company, nor the liability of Columbia and Researchers to Company, exceed the payments made to Columbia by Company under this Agreement.

11.       Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail (return receipt requested), postage prepaid,

if to Columbia, to:	Executive Director Science and Technology Ventures Columbia University, Mail Code 9606 80 Claremont Avenue, #4F New York, New York 10027-5712

copy to:	General Counsel Columbia University 412 Low Memorial Library Mail Code 4308 535 West 116th Street New York, New York 10027

if to the Company, to:	Jerry Newmin, Co-Chairman & CEO Multicell Technologies, Inc. 701 George Washington Highway Lincoln, RI 02865

copy to:	Thomas E. Jurgensen, Esq. Catalyst Law Group, APC 9710 Scranton Road, Suite 170 San Diego, CA 92121

or to such other address as a party may specify by notice hereunder.

12.       Assignment. This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the non-assigning party, and any attempt to assign without such consent shall be void; provided, however, that either party may assign this Agreement in connection with (i) the sale or transfer of all or substantially all the business to which this Agreement pertains; or (ii) the merger or consolidation of either party with another company. This Agreement shall be binding upon and inure to the benefit of Columbia, the Company and their respective permitted assigns and successors in interest.

13.       Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties and supersedes all previous agreements, written or oral. This Agreement may be amended only by an instrument in writing duly executed on behalf of the parties.

14.       Governing Law; Miscellaneous. This Agreement shall be governed by New York law applicable to agreements made and to be performed in New York, without regards to conflict of law principles in any jurisdiction. Nothing in this Agreement will be construed as a promise by Columbia to achieve any specific research result. In the event of a conflict between this Agreement and any attachment hereto other than Exhibit B, the terms of this Agreement will govern. In the event of a conflict between this Agreement and Exhibit B, the terms of Exhibit B will govern.

          IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By:	Scott G Hamilton Senior Director Science and Technology Ventures

MULTICELL TECHNOLOGIES INC.

By:	Jerry Newmin Co-Chairman and Chief Executive Officer

PRINCIPAL INVESTIGATOR

I have read the above Agreement and agree to comply with the provisions as they apply to me.

By:	James C. Tsai, MD Principal Investigator

EXHIBIT A

[Redacted]

EXHIBIT B

EXCLUSIVE LICENSE AGREEMENT

          AGREEMENT, dated ________________, 200_ (the "Effective Date"), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation ("Columbia"), and MULTICELL TECHNOLOGIES, INC., a Delaware corporation ("Multicell").

          1.        Definitions.

                    a.        "Affiliate" shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with Multicell. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

                    b.        "Enforceable Claim" shall mean a patent claim included in an issued and unexpired patent that has not been: (i) abandoned or disclaimed; (ii) declared invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction which decision is unappealable or unappealed within the time allowed for appeal; or (iii) admitted by Columbia or another party owning or controlling such patent to be invalid.

                    c.        "Field" shall mean pharmaceutical compounds for the treatment of human ophthalmological diseases.

                    d.        "Information" shall mean information conveyed by Columbia to Multicell relating to the invention disclosed in the Patent.

                    e.        "Net Sales" shall mean the total of all gross amounts invoiced by Multicell or its Affiliate for the sale of Product to a third party in any country within the Territory less (i) shipping, storage, handling, transportation, packing and insurance expenses, such as actually paid or allowed; (ii) distributor discounts; cash and quantity discounts; returns and customary trade discounts, all as directly related to the Product and actually given; (iii) amounts repaid or credited by reason of rejections, defects or returns or retroactive price reductions, rebates, chargebacks and advances; and (iv) sales and other excise taxes, use taxes, VAT, tariffs, custom duties, export license fees, and all other applicable Federal, State or Municipal governmental charges. In the case of transfers of Products to an Affiliate by Multicell for sale of such Products to third parties by such Affiliate, Net Sales shall be the greater of the total of all gross amounts invoiced to third parties by the Affiliate for Products less the total qualified deductions, or the total amount received by Multicell from the Affiliate for Products less the total qualified deductions.

                    f.        "Patent" shall mean United States Patent Application Serial Number [Redacted], now United States Patent [Redacted], and any divisional, continuation, continuation-in-part, substitute, renewal, reissue, extension, confirmation, reexamination, foreign counterparts, or registration thereof and any patent issuing therefrom including any substitute, renewal, reissue, extension, confirmation, reexamination or registration thereof. Existing Patents are set forth on Appendix 1 attached hereto.

                    g.        "Product" shall mean any human pharmaceutical product for use within the Field.

                    h.        "Sponsored Research Agreement" shall mean that certain research agreement between the parties effective November ,2005, to which this License Agreement is an Exhibit.

                    i.        ,"Sublicensee" shall mean any third party to whom Multicell has granted a sublicense pursuant to this Agreement.

                    j.        "Territory" shall mean worldwide.

                    k.        "Noncommercial Research Purposes" shall mean a use of the Patent or Information by a non-party academic research organizations to the extent that the results of such use are not used or, contemplated to be used, for the purpose of development or exploitation for commercial purposes.

          2.        License Grant.

                    a.        Columbia grants to Multicell, upon and subject to all the terms and conditions of this Agreement:

                              (i)    an exclusive license throughout the Territory under the Patents to develop, manufacture, have manufactured, use, market, have marketed, import, have imported, sell, and have sold Products in the Field; and

                              (ii)   a license throughout the Territory to use Information to develop, have developed, manufacture, have manufactured, use, market, have marketed, import, have imported, sell, and have sold Products in the Field, which license is exclusive until publication of the Information pursuant to Section 8 of the Sponsored Research Agreement and non-exclusive thereafter.

                    b.        Columbia grants to Multicell the right to grant sublicenses to third parties, provided that (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement; (ii) Multicell remains fully liable for the performance of its and its Sublicensee's obligations hereunder; and (iii) Multicell notifies Columbia of any grant of a sublicense and provide to Columbia upon Columbia's request a copy of any sublicense agreement.

                    c.        All rights granted by Columbia to Multicell under this Agreement are subject to the requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. Without limitation of the foregoing, Multicell agrees that, to the extent required under applicable law, any Product used, sold, rented or leased by Multicell, an Affiliate or Sublicensee in the United States will be manufactured substantially in the United States, subject to such waivers as may be required by or obtained from the applicable agency of the United States.

          3.        Royalties and Payments.

                    a.        In partial consideration of the license granted under Section 2a of this Agreement, Multicell shall pay to Columbia:

                              (i)    the sum of [Redacted], representing approximately 50% of the Patent costs incurred by Columbia as of the date the parties entered into the Research Agreement dated November __, 2005, plus an amount equal to one hundred percent (100%) of all Patent costs and expenses incurred by Columbia after November , 2005

                              (ii)   a non-refundable license fee of [Redacted] which shall be payable upon execution of this Agreement; and

                              (iii)  a royalty of [Redacted] of Net Sales for Products, the making, using, or selling of which would (but for the license granted herein) infringe an Enforceable Claim of a Patent (Patent Royalty) and a royalty of [Redacted] of Net Sales for Products for which the two and one-half percent royalty is not payable (Know-How Royalty); said royalties to be payable on a country by country basis for the longer of ten (10) years from the date of first commercial sale of Product in said country or the life of the last to expire Patent in said country having an Enforceable Claim..

                              (iv)   milestones on a per Product basis of [Redacted] upon dosing of the first patient in the first Phase I clinical trial; [Redacted] upon dosing of the first patient in the first Phase II clinical trial; and [Redacted] upon dosing of the first patient in the first Phase III clinical trial.

                    b.        In the event that Multicell is required to obtain a license to any third party patent that is essential or necessary to develop, manufacture or sell a Product, Multicell shall be permitted to reduce the royalties payable on said Product pursuant to Subsection 3(a)(iii) above by [Redacted] or fraction thereof for every [Redacted] or fraction thereof of third party royalty payable; provided, however, that the Patent Royalty shall not be reduced below [Redacted] and the Know How Royalty shall not be reduced below [Redacted].

                    c.        In further consideration of the license granted under Section 2a of this Agreement, Multicell will pay Columbia a minimum royalty of [Redacted] on January 1st of each calendar year of this Agreement, beginning on the January 1st immediately following the date of first commercial sale of Product in the United States. The minimum royalty shall be creditable toward earned royalty with respect to Net Sales occurring any time after the minimum royalty was paid.

                    d.        In consideration of the right to sublicense third parties granted under Section 2b, Multicell shall pay to Columbia [Redacted] of all royalties received by Multicell from its Sublicensees if the sublicense is executed on or before the first anniversary of the Effective Date of the Sponsored Research Agreement signed between the parties, and [Redacted] of all royalties received by Multicell from its Sublicensees if the Sublicense is executed thereafter. In no event, however, shall Multicell pay Columbia less than the amount which would have been due under Section 3a(iii) of this Agreement in the absence of a sublicense. Multicell shall continue to be responsible for the payments under Sections 3a(iv) and 3c,

                    e.        In the event that a third party is selling in a particular country a product substantially identical to the Product sold by Multicell in said country and for which Multicell is paying only a Know-How Royalty, and where Multicell can demonstrate that said competing product has achieved at least a twenty-five percent (25%) market share by sales volume in said country for at least one year, Columbia will meet with Multicell to discuss an equitable reduction in the Know-How Royalty. In no event will the Know-How Royalty be reduced below [Redacted].

          4.        Reports and Payments.

                    a.        On or before the last business day of January, April, July, and October of each calendar year of this Agreement, Multicell shall submit to Columbia a written report with respect to the preceding calendar quarter (the "Payment Report") stating:

                              (i)    Net Sales made by Multicell or any Affiliate during such quarter;

                              (ii)   In the case of transfers of Products to an Affiliate by Multicell for sale, rental, or lease of such Products by the Affiliate to third parties, Net Sales by Multicell to the Affiliate and Net Sales by the Affiliate to third parties during such quarter;

                              (iii)  Net Sales by Sublicensees during such quarter;

                              (iv)   Amounts accruing to, and received by, Multicell from its Sublicensees during such quarter; and

                              (v)    A calculation under Section 3 of the amounts due to Columbia, making reference to the applicable subsection thereof.

                    b.        Within thirty (30) days of the submission of each Payment Report, Multicell shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. All amounts shall be paid in United States Dollars. Checks shall be drawn to the account of The Trustees of Columbia University in the City of New York. Payments and Payment Reports shall be mailed to the following address:
Columbia Innovation Enterprises - Finance P.O. BOX 1394 NEW YORK, NY 10008-1394

                    c.        Multicell shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, but in any case no less than 24 hours, such books and records shall be open to inspection, no more than once per year, during usual business hours, by an independent certified public accountant to whom Multicell has no reasonable objection, for two years after the calendar quarter to which they pertain, for the sole purposes of verifying the accuracy of the amounts paid by Multicell under this Agreement.

          5.        Reservation of Rights for Research Purposes.

                    Columbia reserves the right to use the Patents and Information for Noncommercial Research Purposes and to permit other entities or individuals to use such Patents and Information for Noncommercial Research Purposes only, provided that Columbia shall obtain from all such entities or individuals an agreement in writing describing the particular Noncommercial Research Purpose for which the Patents and Information will be used and agreeing not to use the Patents and Information for commercial purposes and shall timely inform Multicell of the identity of all such entities and individuals.

          6.        Best Efforts.

                    a.        Multicell shall use commercially reasonable efforts to develop and market Products for commercial sale and distribution throughout the Territory. To such end, Multicell or its Affiliates or its Sublicensee shall collectively invest a minimum of [Redacted] in the commercial development of Products in the two years following the Effective Date of this License Agreement, and shall make diligent efforts to complete pre-clinical animal studies evaluating efficacy and measuring pharmacokinetics of the Product prior to the fifth anniversary of the Effective Date this Agreement.

                    b.        If Multicell fails to achieve the objectives set forth in Section 6(a), Columbia may at its option terminate all licenses granted hereunder or convert the exclusive licenses granted hereunder to non-exclusive licenses, provided however, that the reason Multicell fails to achieve said objectives is not due to the failure of any preclinical studies designed to evaluate preclinical efficacy or measure pharmacokinetics to achieve the desired result. In the event Columbia terminates the licenses under this subsection, all rights relating to the Product and the development of the Product shall revert to Columbia.

                    c.        No less often than every six month anniversary after the Effective Date Multicell shall report in writing to Columbia on progress made toward the objectives set forth above.

          7.        Patent Prosecution and Maintenance.

                    If the Company determines that it desires a patent application to be made, Columbia, by qualified counsel it selects after reasonable consultation with the Company and to whom Multicell has no reasonable objection, in consultation with counsel appointed by Multicell, will file, prosecute and maintain all Patents in Columbia's name. Columbia shall promptly provide copies to the Company of any proposed patent application or communications from any patent office relating to any patent application made with respect to such Invention, and will provide the Company and its patent counsel with a reasonable opportunity to consult with Columbia and its legal counsel regarding the filing and contents of any such application or the amendment or response to the communication. Furthermore, Columbia shall in good faith seriously take into consideration the advice and suggestions of the Company and its patent counsel with regard to each such filing. Multicell will reimburse Columbia for reasonable expenses it has incurred (and for which Multicell has not already reimbursed Columbia) and will pay expenses incurred in the future in filing, prosecuting and maintaining such Patents, including attorneys' fees, the costs of any interference proceedings, reexaminations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges. Columbia will seek Muluticell's approval before incurring expenses for activities beyond normal prosecution, such as interferences or re-examinations.

                    b.        Both parties agree to cooperate with the other party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and reinforcement of all such patent applications and patents.

          8.        Infringement.

                    a.        Columbia will protect its Patents from infringement and prosecute infringers at its own expense when in its sole judgment such action may be reasonably necessary, proper, and justified.

                    b.        If Multicell shall have supplied Columbia with written evidence demonstrating to Columbia' reasonable satisfaction prima facie infringement of a claim of a Patent by a third party selling products in competition with Multicell or any of its Affiliates or Sublicensees, Multicell may by notice request that Columbia take steps to assert the Patent. Unless Columbia shall within three months of the receipt of such notice either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, Multicell, may upon notice to Columbia, initiate legal proceedings against the infringer at Multicell's expense. In such event Multicell may deduct from payments due hereunder to Columbia fifty percent (50%) of all reasonable costs and legal fees incurred to conduct such proceedings, but in no event shall any payment due in any calendar quarter be reduced by more than fifty percent (50%) of the amount otherwise due to Columbia hereunder. Any recovery by Multicell in such proceedings shall first be used to reimburse Multicell for its reasonable costs and legal fees incurred to conduct such proceedings and to reimburse Columbia an amount equal to all amounts withheld from Columbia by Multicell under this Section 8 during the pendency of the proceedings. If the recovery is not sufficient to pay the total amount owing to both parties, the recovery shall be equally divided between the parties. The balance (if any) after full reimbursement of both parties shall be divided eighty percent (80%) to Multicell and twenty percent (20%) to Columbia.

                    c.        In the event one party shall initiate or carry on legal proceedings to enforce any Patent against an alleged infringer, the other party shall use its best efforts to cooperate fully with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party that institutes any proceeding to protect or enforce a Patent shall have sole control of that proceeding and shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph, and shall have the right and authority to settle any such suit in consultation with the other party, provided that party in control shall not make any admission or take any action that would prejudice any of the Patents without the prior written approval of other party.

          9.        No Warranty.

                    Nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity of any Patent. Nothing in this Agreement shall be construed as a warranty or representation by either party that anything developed, manufactured, used, sold, rented, leased, or otherwise disposed of under any license granted under this Agreement is or will be free from infringement of domestic or foreign patents of other parties.

          10.       Prohibition Against Use of Columbia's Name.

                    Multicell will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia's prior written consent, provided, however, that Company may indicate the existence of this license with Columbia in any of its corporate communications or SEC filings.

          11.       Compliance with Governmental Obligations.

                    a.        Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if Multicell is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application.

                    b.        Multicell shall comply with all governmental requests directed to Multicell or (upon reasonable notice from Columbia) to Columbia and provide all information and assistance reasonably necessary to comply with legitimate governmental requests.

                    c.        Multicell shall insure that research, development, and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

          12.       Indemnity and Insurance.

                    a.        Multicell will defend, indemnify and hold harmless Columbia from and against any and all action, suits, claims, demands, prosecutions, liabilities, costs, and expenses (including reasonable attorneys' fees) based on or arising out of this Agreement, including, without limitation, (a) the development, manufacture, packaging, use, sale, rental, or lease of Products, even if altered for use for a purpose not intended, (b) use of Patents or Information by Multicell, its Affiliates, its Sublicensees or its (or their) customers and (c) any representation made or warranty given by Multicell, its Affiliates or Sublicensees with respect to Products, Patents, or Information., except to the extent such actions, suits, claims, demands, prosecutions, liabilities, costs and expenses (including reasonable attorneys' fees) result from, or are based upon, in whole or in part, the gross negligence, recklessness or willful misconduct of Columbia.

                    b.        Multicell shall maintain, during the term of this Agreement, comprehensive general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers acceptable to Columbia to cover the activities of Multicell and its Sublicensees and Affiliates, for minimum limits of $2,000,000 combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, its trustees, directors, officers, employees, and agents as additional insureds. Multicell shall furnish a certificate of insurance evidencing such coverage, with thirty days' written notice to Columbia of cancellation or material change.

                              The minimum amounts of insurance coverage required herein shall not be construed to create a limit of Multicell's liability with respect to its indemnity obligations under Section 12a hereof.

                              Multicell's insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. Multicell's insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

          13.       Marking.

                    Prior to issuance of any Patent, Multicell will mark Products made, sold, or otherwise disposed of by it under the license granted in this Agreement with the designation "Patent Pending" and following issuance, with the numbers of Patents.

          14.       Export Control Laws

                    This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Furthermore, each party hereto agrees that it will not export or re-export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

          15.       Breach and Cure.

                    a.        In addition to applicable legal standards, Multicell shall be considered to be in material breach of this Agreement for (i) failure to pay fully and promptly amounts due pursuant to Section 3 and payable pursuant to Section 4 or Section 7; or (ii) failure to comply with governmental requests directed to Multicell pursuant to Section 11b. Multicell will not be considered to have failed to comply with a governmental request if it is objecting to compliance by applicable legal remedies.

                    b.        Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time of not less than ninety days, but in no event later than thirty days after notice of any breach for lack of payment given by Columbia to Multicell under Article 15(a) herein.

          16.       Term of Agreement.

                    a.        This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect until its expiration or termination in accordance with this Section 16.

                    b.        Unless terminated earlier under any provision of this Agreement, the term of the exclusive license granted under the Patents shall extend until the later of the expiration of the last to expire of the Patents and the expiration of Multicell's obligation to pay royalties pursuant to Section 3a(iii)

                    c.        The license granted under this Agreement may be terminated by Columbia (i) upon thirty (30) days' written notice to Multicell for Multicell's material breach of the Agreement and Multicell's failure to cure such material breach in accordance with Section 15b, (ii) in accordance with Section 6b, or (iii) should Multicell commit any act of bankruptcy, become insolvent, file a petition under any bankruptcy or insolvency act or have any such petition filed against it.

                    d.        Upon any termination of this Agreement pursuant to Section 16c(i) or (ii), all sublicenses granted by Multicell under it shall be assigned to Columbia.

                    e.        Sections 4c, 5, 9, 10, 11b, 12, and 14 shall survive any termination or expiration of this Agreement.

          17.       Notices and Payments.

                    a.        Any notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail (return receipt requested), postage pre-paid, if
If to Columbia, to:	Executive Director Science and Technology Ventures Columbia University 80 Claremont Avenue, #4F Mail Code 9606 New York, NY 10027-5712

copy to:	General Counsel Columbia University 412 Low Memorial Library 535 West 116th St., Mail Code 4308 New York, NY 10027

If to Multicell, to:	President Multicell Technologies, Inc. 701 George Washington Highway Lincoln, RI 02865

copy to:	Thomas E. Jurgensen, Esq. Catalyst Law Group, APC 9710 Scranton Road, Suite 170 San Diego, CA 92121

or to such other address as a party may specify by notice hereunder.

          b.        Any payment to Columbia required or permitted under this Agreement may be made as follows (making reference to this Agreement and to the contract number, if known):
by check payable to:	The Trustees of Columbia University in the City of New York Columbia Innovation Enterprises - Finance P.O. Box 1394 New York, NY 10008-1394

or by wire transfer to:	Bank of America 100 West 33rd Street New York, NY 10001 Beneficiary: Columbia University FBO CIE [Redacted]

          18.       Assignment. This Agreement may not be assigned by either party without the written consent of the other party; provided, however, that Multicell may assign this Agreement without Columbia's consent to a successor in interest to all or substantially all its business to which this Agreement pertains.

          19.       Governing Law. This Agreement shall be governed by New York Law applicable to agreements made and to be performed in New York, without regard to choice of laws provisions.

          20.       Confidentiality of Company Information. Columbia will not disclose or make available confidential information received from the Company under this Agreement to third parties without the Company's prior written permission for the term of this Agreement and five years thereafter. The obligations of confidentiality under this Section 20 do not apply to any information which: (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of Columbia, its employees agents, successors, or assigns, (iii) was lawfully disclosed to Columbia by a third party having the right to disclose it, (iv) was already known to Columbia at the time of disclosure and Columbia can so demonstrate by competent written proof or (v) is required to be disclosed pursuant to applicable law, regulation, or court order, provided that Columbia shall promptly notify Company of such disclosure requirement so that Company may seek a protective order, should it so choose.

          21.       Patent Extension. Multicell will inform Columbia within five (5) business days of any regulatory approval for a Product and will assist Columbia to apply for applicable extension of exclusivity, whether by patent extension, special protection certificate, data exclusivity, or the like.

          IN WITNESS THEREOF, Columbia and Multicell have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By: _________________________________

Name and Title: _______________________

Date: _______________________________

MULTICELL TECHNOLOGIES, INC

By: _________________________________

Name and Title: _______________________

Date: _______________________________

APPENDIX 1

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